Exhibit 10.26

The Beneficient Company Group (USA), L.L.C.

325 North Saint Paul Suite 4850

Dallas, Texas 75201

December 31, 2019

Via e-mail

James G. Silk

3179 Mary Etta Lane

Oak Hill, VA 20171

Dear James:

We are pleased to extend an offer of employment with The Beneficient Company Group (USA), L.L.C. (the “Employer”), a subsidiary of The Beneficient Company Group, L.P. (the “Firm”), on the terms set out below (this “Agreement”). Please note that this offer may be contingent upon receipt of a satisfactory background check and is contingent on proof your identity and authorization to work in the United States as required by law and execution of the Restrictive Covenants Agreement attached as Exhibit A and incorporated by this reference. If accepted and all these conditions are satisfied, your employment will begin on January 1, 2020 (the “Effective Date”).

1.	Position; Duties and Responsibilities.

(a) You will serve as Executive Vice President and Chief Legal Officer of the Firm and its subsidiaries (the Firm and its subsidiaries collectively, the “Group”). For purposes of this Agreement, “Group” shall be deemed to include Constitution Private Capital Company, L.L.C. You also agree to serve if requested in such other similar capacities for any member of the Group without additional compensation. In such capacity or capacities, you will (i) have the duties and responsibilities reasonably commensurate with such position(s), and such other duties and responsibilities as may be assigned by the Employer from time to time; (ii) comply with, enforce (where you have an obligation to enforce), and report any violation of the personnel, ethical, operational and compliance policies and procedures of the Group; and (iii) cooperate with any investigation or inquiry authorized by the Employer or the Firm or conducted by a governmental authority related to any member of the Group’s business or your conduct related to the Group. Any obligations of the Employer under this Agreement may be satisfied by the Employer’s delegation of such obligations to one or more or its affiliates.

2.	Exclusive Services and Compensation; Deemed Resignation.

(a) You shall use your best efforts to perform faithfully, effectively, and efficiently your duties and responsibilities and, subject to the following sentence, devote your full working time, skill and attention to the performance of your duties and responsibilities. You shall not engage in any activity inconsistent with the foregoing, whether or not such activity is pursued for pecuniary advantage, unless such activity is approved by the board of directors or other governing authority of the Employer (the

James G. Silk

December 31, 2019

“Board”) or its designee in writing after full disclosure by you; provided, however, that (i) you may hold positions with Beneficient Management, LLC and its subsidiaries and affiliates and perform duties attendant to such positions; and (ii) to the extent such activities do not violate or interfere your performance of your duties and responsibilities under this Agreement or the Restrictive Covenants Agreement, you may (X) manage your personal, financial, and legal affairs; (Y) participate in professional organizations; and (Z) engage in charitable and community activities; provided further, however, that such activities shall be subject to the policies of the applicable members of the Group as may be in effect from time to time (including, without limitation, any policies on outside directorships and personal investments).

(b) All services you may render to the Group in any capacity shall be deemed to be services required by this Agreement and the consideration for such services is that provided for in this Agreement.

(c) Upon any termination of your employment and unless otherwise agreed to in writing by you and the applicable entity, you shall be deemed to have resigned from all other positions you then hold as an employee, officer, director, manager, trustee, fiduciary, committee member, or other service provider, of or for any member of the Group and any of the Group’s employee benefit plans.

3.	Compensation.

(a) In respect of your service during each of the calendar years of 2020, 2021, and 2022, you will be paid a minimum base salary (prorated to reflect any partial period of active employment during any of those calendar years) at the annualized rate of $750,000, payable in installments in accordance with the Employer’s customary payroll practices (the “Minimum Base Salary”); and

(b) In respect of your service during each of the calendar years of 2020, 2021, and 2022, you will be paid a minimum bonus in an annualized amount equal to $1,250,000 (prorated to reflect any partial period of active employment during any such calendar years), payable no later than March 15 immediately following the end of the applicable performance year, subject to your continuous employment with the Employer through such payment date, (the “Minimum Bonus”).

(c) The determination of compensation (regardless of form of payment) beyond the minimum amounts promised in this Agreement and after 2022 is wholly discretionary with the Firm.

(d) You will be granted 56,250 restricted equity units (“REUs”) under The Beneficient Company Group, L.P. 2018 Equity Incentive Plan (the “Ben Plan”). The REUs will be subject to generally applicable restrictions on transfer, vesting and forfeiture requirements, repurchase rights, and certain other terms, conditions, limitations and restrictions as set forth in the Ben Plan and in an REU award agreement (the “REU Award Agreement”). In general, 25% of the REUs will be vested on the date of grant and 25% on each of the first three anniversaries of the Effective Date subject to your continued employment through each applicable vesting date. A form REU Award Agreement is attached as Exhibit B. We anticipate this grant will be made early in 2020. You will be eligible for additional REU grants beyond your initial allocation at the sole discretion of the compensation committee of the Firm’s board of directors.

James G. Silk

December 31, 2019

(e) You will receive a one-time grant of 56,250 Class A Units and 56,250 Class B Units (collectively, the “Participating Interests”) under The Beneficent Management Partners, L.P. 2019 Equity Incentive Plan (the “BMP Plan”). The Participating Interests will be subject to generally applicable restrictions on transfer, vesting and forfeiture requirements, repurchase rights, and certain other terms, conditions, limitations and restrictions as set forth in the BMP Plan and in an award agreement (the “BMP Award Agreement”). In general, 20% of the Participating Interests will be vested on the date of grant and 20% on each of the first four anniversaries of the Effective Date subject to your continued employment through each applicable vesting date. A form BMP Award Agreement is attached as Exhibit C. We anticipate this grant will be made in early 2020.

(f) With respect to any payments to you under this Agreement, the Employer shall deduct, where applicable, any amounts authorized by you and permissible under applicable law, and shall withhold and report all amounts required to be withheld and reported by applicable law. The Employer shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of deductions or withholding shall arise.

4. Benefits; Expense Reimbursement; Vacation. You will be eligible to participate in our standard employee benefits plans and programs generally available to similarly situated executives, subject to the terms and conditions of such plans and any additional requirements as may be applicable. The Firm will indemnify you in accordance with the more favorable of the Firm’s constituent documents or standard indemnification agreement, if any, and provide you with coverage under directors’ and officers’ liability insurance policies on terms not less favorable than those provided to any of its other senior executives as in effect from time to time. In addition, the Employer will reimburse you for all reasonable travel and other business expenses incurred by you in the fulfillment of your duties and responsibilities under this Agreement, including without limitation, all licenses, registrations and certifications required by the Firm, upon presentation by you of an itemized account of such expenditures, in accordance with the Firm’s or the Employer’s policy. You will be entitled to 30 days of paid PTO per calendar year (as prorated for partial years) in accordance with the Employer’s policy on accrual and use applicable to employees as in effect from time to time. The Employer will reimburse you for reasonable and customary expenses associated with your relocation to the Dallas area, including travel from your present home to the Dallas area for work, temporary housing in the Dallas area, and moving expenses in accordance with the Employer’s expense reimbursement policy, provided you have timely submitted appropriate documentation of such expenses.

5.	Rights and Obligations Upon Termination of Employment.

(a) Upon your termination from employment for any reason, you will be entitled to receive (i) any unpaid portion of the salary prorated through the date of the termination; (ii) reimbursement for any unreimbursed business expenses incurred through the date of termination; and (iii) all other payments, benefits, or fringe benefits, if any, to which you are entitled under the terms of any applicable compensation arrangement or benefit, equity, or fringe benefit plan or program or grant (the amounts in clauses (i)-(iii) the “Accrued Payments”). The Accrued Payments shall be paid at the time and in the manner required by applicable law or in accordance with the terms of such arrangements.

James G. Silk

December 31, 2019

(b) In addition to the Accrued Payments and subject to Section 5(c), if your employment is terminated by the Employer without Cause (as defined below) or you resign for Good Reason (as defined below) (either such termination of employment a “Qualifying Termination”), the Employer will pay or provide you with the following severance benefits:

(i) If your Qualifying Termination occurs on or before the second anniversary of the Effective Date, $2,000,000.00, paid in the time and manner set out in Section 5(d);

(ii) If your Qualifying Termination occurs after the second anniversary of the Effective Date and on or before the third anniversary of the Effective Date, an amount equal to (A) the Minimum Base Salary plus (B) the Minimum Bonus (prorated to reflect the partial period of active employment during the calendar year in which the Qualifying Termination occurs), paid in the time and manner set out in Section 5(d).

(iii) If your Qualifying Termination occurs on or before the third anniversary of the Effective Date and to the extent permitted by applicable law without any penalty to you or any member of the Group, should you timely elect to continue coverage for yourself and any of your eligible dependents under a group health plan sponsored by Employer and timely remit the applicable premium payments, reimburse you on a monthly basis for the cost of such continued coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or other equivalent law (“COBRA”) until the earlier of (X) the date you are no longer entitled to continuation coverage under COBRA or (Y) 12 months of continued coverage;

(iv) If your Qualifying Termination occurs after the third anniversary of the Effective Date, an amount equal to your annualized base salary as of the date of the Qualifying Termination, paid in the time and manner set out in Section 5(d); and

(v) If you have not been paid the Minimum Bonus for the year preceding the year in which a Qualifying Termination occurs, an amount equal to the Minimum Bonus paid at the time when annual bonuses are paid generally.

The applicable amounts in clauses (i), (ii) and (iv) are the “Severance Amount.” The reimbursement in clause (iii) is the “COBRA Reimbursement”. The amount in clause (v) is the “Bonus Payment.”

(c) Notwithstanding anything in this Section 5 to the contrary, you shall not be entitled to, and will not receive, the applicable Severance Amount, the COBRA Reimbursement, or the Bonus Payment, where applicable, unless (i) your termination of employment constitutes a Separation from Service (as defined below); (ii) you execute and return to the Employer a separation agreement containing a waiver and release of

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December 31, 2019

claims substantially in the form attached as Exhibit D, which form may be revised to reflect changes in applicable law, (the “General Release”) on or before to the 50th day following your date of termination or such shorter time as may be prescribed in the General Release; (iii) where applicable, you do not revoke the General Release; and (iv) you are in full compliance with your continuing obligations under the Group’s policies and procedures, this Agreement, the General Release, and the Restrictive Covenants Agreement. In the event you (X) do not timely execute and return, or timely revoke your acceptance of, the General Release or (Y) violate any of your continuing obligations under the Group’s policies and procedures, this Agreement, the General Release, or the Restrictive Covenants Agreement, you shall not be entitled to receive or continue to receive the applicable Severance Amount, the COBRA Reimbursement, or the Bonus Payment, where applicable, and shall immediately repay to the Employer upon written demand any of the applicable Severance Amount, the COBRA Reimbursement, or the Bonus Payment that already has been paid to you. Similarly, if the Employer determines in its informed and good faith judgment that a condition existed prior to your Qualifying Termination which would have given the Employer the right to terminate your employment with Cause had it been fully aware of such condition before your Qualifying Termination, then you shall immediately repay to the Employer upon written demand any of the applicable Severance Amount, the COBRA Reimbursement, or the Bonus Payment that already has been paid to you. For purposes of this Agreement “Separation from Service” means a separation from service within the meaning of Section 409A of the Internal Revenue Code (the “Code”) and the regulations and other guidance thereunder (“Code Section 409A”).

(d) The applicable Severance Amount will be paid in equal monthly installments (each of which such installments may be made in the Employer’s discretion over one or more of the Employer’s payroll dates in such month) over 12 months with the first such installment being made on the first payroll date after the General Release has become fully enforceable and irrevocable; provided, however, that in no event shall such first installment be paid later than 75 days after your Separation from Service. Notwithstanding the foregoing, if any portion of the applicable Severance Amount constitutes “nonqualified deferred compensation” for purposes of Code Section 409A, and such 75-day period begins in one calendar year and ends in another calendar year, payment of the applicable Severance Amount shall begin in such second calendar year and shall include payment of any amount that otherwise would be paid earlier absent this provision.

(e) The COBRA Reimbursement, where applicable, shall be imputed to you as additional taxable income. If such payments result in the imposition of an excise tax under, or the violation of, the Patient Protection and Affordable Care Act of 2010 (as amended by the Health Care and Education Reconciliation Act of 2010 and as amended from time to time), including, without limitation, Section 4980D of the Code, the Employer shall no longer be obligated to provide such payments to you.

(f) The payments provided for in Section 5(b) are in lieu of any severance benefits that you would otherwise be entitled to receive under any severance plan of the Group, as then in effect, or any other plan, policy, or practice concerning payments upon termination of employment.

James G. Silk

December 31, 2019

(g) For purposes of this Agreement, “Cause” means the occurrence or existence of any of the following as determined on an informed basis and in good faith by the Employer, the Firm, or its designee: (i) any breach of fiduciary duty in your capacity as an employee and/or officer of any member of the Group or any act of fraud, misappropriation or dishonesty (other than inadvertent or immaterial acts or omissions), embezzlement or similar conduct by you; (ii) other conduct by you, including but not limited to a Regulatory Violation (as defined below) or allegations made in connection therewith, that has or can reasonably be expected to have a material adverse effect, monetarily or otherwise, on the business of any member of the Group or your ability to function in your assigned role taking into account your position, duties, and responsibilities and the nature of the business of the Group; (iii) a material violation by you of any of your material obligations under this Agreement or a material violation by you of the Restrictive Covenants Agreement; (iv) your material failure to comply with, your material failure to enforce (where you have an obligation to enforce), or your material failure to report a material violation of, any personnel, ethical, operational, or compliance policies and procedures of the Group; (v) your willful misconduct or gross negligence in the performance of your duties and responsibilities; (vi) your willful refusal to follow the Group’s lawful directives; (vii) your failure to become licensed to practice law in the State of Texas by the first anniversary of the Effective Date; or (viii) your failure to maintain a law license in good standing in the State of New York and, once licensed, the State of Texas, including any restriction on such license or sanction issued by a court, bar association, or other self-regulatory organization having authority to issue such restriction or sanction. Notwithstanding the foregoing, if such Cause relates in whole or part to clauses (iii), (iv), (v), or (vi) and the Employer reasonably determines that such condition is reasonably capable of being cured, the Employer shall give you written notice of its intent to terminate your employment for Cause within 45 days of becoming aware of such condition(s), setting out in reasonable detail the condition(s) believed to constitute Cause under such clauses, and provide you 15 days to cure such condition(s) or such longer period of time, not to exceed 30 days, as may be reasonably necessary to cure such condition(s) provided that you are then working diligently to cure. If the Employer reasonably determines that the condition(s) believed to constitute Cause under such clauses is not reasonably capable of being cured, the notice given to you may provide for immediate termination or contain a date of termination that is earlier than 15 days after the date of such notice. Any attempt by you to cure a stated Cause condition shall not be deemed an admission by you that the assertion of a Cause condition is valid.

(h) For purposes of this Agreement, “Regulatory Violation” means, (i) your conviction of or entry of a plea agreement or similar arrangement with respect to (X) any felony or (Y) any other crime involving moral turpitude, false statements, misleading omissions, forgery, wrongful taking, embezzlement, extortion or bribery; (ii) a final determination by any court of competent jurisdiction or governmental regulatory body, or the entry of a settlement agreement, consent decree, or similar arrangement in response to a charge or complaint, that you violated any U.S. federal or state or comparable non-U.S. securities laws, rules or regulations; or (iii) a final determination by self-regulatory organization having authority with respect to U.S. federal or state or comparable non-U.S. securities laws, rules or regulations, or the entry of a settlement agreement or similar arrangement in response to a charge or complaint, that you violated the written rules of such self-regulatory organization that are applicable to any member of the Group.

James G. Silk

December 31, 2019

(i) For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without your consent: (i) a material violation by the Employer of any of its material obligations under this Agreement or (ii) a material diminution or adverse change in your duties or responsibilities. Notwithstanding the foregoing, you must give the Employer written notice of your intention to terminate employment for Good Reason, setting forth in reasonable detail the condition(s) believed to constitute Good Reason, within 30 days after you become aware of the initial existence of such condition(s). The Employer shall then have 30 days to cure such condition(s). If you believe such condition(s) has not been cured, then you must terminate employment no later than 45 days after the Employer’s receipt of such notice for such termination to be for Good Reason. If you do not either timely (i) provide written notice of your belief that Good Reason exists or (ii) thereafter terminate your employment for Good Reason, then you will be deemed to have consented to or accepted the condition(s), or the Employer’s cure of such condition(s), that may have given rise to the existence of Good Reason. Any attempt by the Employer to cure a stated Good Reason condition shall not be deemed an admission by the Employer that your assertion of a Good Reason condition is valid.

(j) Notwithstanding the foregoing, (i) neither a transfer of employment among the Employer and any of the Group nor the Employer or an affiliate entering into a co-employer relationship with a personnel services organization constitutes Good Reason; and (ii) the Employer may suspend you with pay pending an investigation or inquiry authorized by the Employer or the Firm or conducted by a governmental authority, or a determination by the Employer whether you have engaged in acts or omissions constituting Cause, and such paid suspension shall not constitute Good Reason, a breach of this Agreement, or a termination of your employment.

6. Section 409A. The parties intend for all payments provided to you under this Agreement to be exempt from or comply with the provisions of Code Section 409A and not be subject to the tax imposed by Code Section 409A. The provisions of this Agreement shall be interpreted in a manner consistent with this intent. For purposes of Code Section 409A, each payment amount or benefit due under this Agreement shall be considered a separate payment and your entitlement to a series of payments or benefits under this Agreement is to be treated as an entitlement to a series of separate payments. Notwithstanding any provision in this Agreement to the contrary, if (i) you are a “specified employee,” as such term is defined in Code Section 409A and the regulations thereunder and (ii) any payment due under this Agreement is subject to Code Section 409A and is required to be delayed under Code Section 409A because you are a specified employee, that payment shall be payable on the earlier of (X) the first business day that is six months after your Separation from Service or (Y) the date of the your death. This Section 6 shall be applied by accumulating all payments that otherwise would have been paid within six months of your Separation from Service and paying such accumulated amounts on the earliest business day which complies with the requirements of Code Section 409A. For purposes of determining the identity of specified employees, the Employer or the Firm may establish procedures as it deems appropriate in accordance with Code Section 409A. Any reimbursement or in-kind benefit provided under this Agreement which constitutes a “deferral of compensation” within the meaning of Treasury Regulation Section 1.409A-1(b) shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in-kind

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December 31, 2019

benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

7.	Representations and Warranties. You represent and warrant to the Employer and the Firm that:

(a) you are entering into this Agreement voluntarily and your employment by the Employer and compliance with the terms and conditions of this Agreement will not conflict with or result in the breach by you of any agreement to which you are a party or by which you may be bound;

(b) you are not subject to any confidentiality, non-compete, non-solicitation or other similar agreement, and you have not been asked by the Employer or the Firm to disclose or use, and will not disclose or use, while employed by the Employer, any confidential information belonging to your current or prior employer, or other person whose confidential information you may not legally disclose or use;

(c) none of the Employer, the Firm, or any other member of the Group, or its or their attorneys, has made any representations to you regarding the tax consequences of any amounts received you pursuant to this Agreement, and that you are relying solely on your own judgment, in consultation with you attorney and tax advisor, if any, with respect to any such tax consequences;

(d) you are licensed to practice law in the State of New York and in the District of Columbia, such licenses are in good standing, and you are not the subject of any complaint or proceeding before any court, bar association, or other self-regulatory body; and

(e) you will become licensed to practice law in the State of Texas no later than the first anniversary of the Effective Date.

8.	Arbitration.

(a) Agreement to Arbitrate. Subject to subsection (d), you and the Firm (on behalf of itself and the other members of the Group) agree that any and all disputes between you and any member of the Group which cannot be settled amicably and which grow out of, result from, or are connected in any way with this Agreement or the Restrictive Covenants Agreement, your employment, the ending of your employment, or the employment practices of the Firm (including the validity, scope, and enforceability of this Section 8) (individually, a “Dispute” and collectively, the “Disputes”), shall be resolved on an individual basis by binding arbitration in accordance with the procedures described in this Section 8, except for any Disputes which are not subject to mandatory arbitration under applicable law.

James G. Silk

December 31, 2019

(b) Effect of Agreement to Arbitrate. You and the Firm (on behalf of itself and the other members of the Group) each acknowledge and agree that by so agreeing to arbitrate, (i) each irrevocably waives the right to trial by jury with respect to any such Disputes; (ii) class or collective action procedures shall not be asserted, nor will they apply, in any arbitration unless you and the Firm (on behalf of itself and the other members of the Group) agree in writing; (iii) you will not assert any class or collective claims or join any class or collective action in arbitration, court, or otherwise against any member of the Group; (iv) any Disputes will not be joined, consolidated, or heard together with the claims of any other person unless the Firm (on behalf of itself and the other members of the Group) agrees in writing; and (v) notwithstanding anything to the contrary in the applicable rules or in this Section 8, the arbitrator shall have no jurisdiction, power, or authority to permit any class or collective claim to be asserted in, to consolidate different arbitration proceedings (other than claims by any member of the Group) with, or to join any other party asserting claims against any member of the Group in, an arbitration between you and any member of the Group.

(c) Arbitration Procedures. Arbitration pursuant to this Section 8 shall take place in Dallas County, Texas (or the county where the Firm’s executive offices are located if different) before a single arbitrator pursuant to the JAMS Employment Arbitration Rules and Procedures then in effect (except the extent modified in this Section 8), or as otherwise agreed by the parties. The arbitrator shall apply the substantive law of the State of Texas (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) or federal law (including the Federal Arbitration Act), or both as applicable to the Dispute asserted. All evidentiary privileges under applicable law, including attorney-client, work product and party communication privileges, shall be preserved and protected. Except as required by law or as may be reasonably required in connection with ancillary judicial proceedings to compel arbitration, to obtain temporary or preliminary judicial relief in aid of arbitration, or to confirm or challenge an arbitration award, the arbitration proceedings, including any hearings, testimony, and any order, decision or award, shall be confidential, and the parties to the arbitration shall not disclose any awards, any materials in the proceedings created for the purpose of the arbitration, or any documents produced by another party in the proceedings not otherwise in the public domain. The arbitrator may allocate or reallocate the JAMS administrative fees, arbitrator compensation, hearing room rental fees, expenses of the arbitrator (including required travel and other expenses), any JAMS expenses, and any costs relating to proof and witnesses produced at the direction of the arbitrator (collectively the “Arbitration Costs”) as permitted under the applicable rules and substantive law. The prevailing party or parties, as determined by the arbitrator, shall be entitled if so awarded by the arbitrator to recover that party’s reasonable attorney fees, costs, and expenses (including that party’s share of the Arbitration Costs) from the non-prevailing party or parties, to the extent authorized by applicable substantive law. Judgment on the award rendered by the arbitrator may be entered in any court of competent jurisdiction.

(d) Exceptions to Mandatory Arbitration. You or the Firm or any member of the Group, without waiving your, its, or their rights under this Section 8, may seek from a court having jurisdiction, any interim, equitable, provisional, or other relief provided for the purpose of enforcing your, its, or their rights under this Agreement or the Restrictive Covenants Agreement or to preserve the status quo pending the arbitrator’s final determination of the merits of a Dispute. You or the Firm or any member of the Group, also without waiving your, its, or their rights under this Section 8, may bring an action or special proceeding in a court having jurisdiction for the purpose of compelling arbitration, seeking temporary or preliminary relief in aid of an arbitration, or enforcing an arbitration award.

James G. Silk

December 31, 2019

9.	Miscellaneous.

(a) Please understand that the terms and conditions of your employment by the Employer are governed by standard Group policies. Among other things, this means that you must have and maintain in good standing all applicable licenses and registrations in accordance with the Group’s policies and procedures in effect from time to time, including maintaining your license to practice law in the State of New York and, once licensed, in the State of Texas. The Employer will reimburse your expenses in obtaining (including any test preparation courses) and maintaining these licenses and registrations and for all continuing education courses reasonably required to maintain such licenses and registrations.

(b) This Agreement is not a promise or contract of continuing employment. Your employment with the Employer is for no fixed term, and either you or the Employer may decide to terminate the employment relationship at any time, with or without notice, and for any or no reason, subject only to the payment of the amounts provided in Section 3.

(c) You expressly acknowledge that you have had the opportunity to obtain independent legal advice about this Agreement prior to execution.

(d) If any provision in this Agreement is found or held to be invalid or unenforceable, then the meaning of the provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save the provision, it will be severed from the remainder of this Agreement, which will remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the parties shall use their reasonable best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly corresponds to the spirit and intent of the invalid or unenforceable provision.

(e) This Agreement shall be binding upon and inure to the benefit of the Employer, the Firm, their affiliates, and you, and you and their respective heirs, legal representatives, successors, and permitted assigns. Subject to Section 9(f), the Employer may assign its rights and obligations under this Agreement without your consent (i) to an affiliate or (ii) in connection with any reorganization, consolidation, merger, sale or transfer of all or substantially all of the Employer’s assets or any other similar corporate transaction. You shall not have any right to assign or otherwise transfer this Agreement or any of your rights or obligations under this Agreement. You further shall not have any right to pledge, hypothecate, anticipate, or in any way create a lien upon any payments or other benefits provided under this Agreement; and no benefits payable under this Agreement shall be assignable in anticipation of payment either by voluntary or involuntary acts, or by operation of law, except by will or pursuant to the laws of descent and distribution.

James G. Silk

December 31, 2019

(f) The Employer shall require a successor (whether direct or indirect, by purchase of stock or assets, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Employer to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Employer would be required to perform it if no such succession has taken place. As used in this Agreement and as the context requires the “Employer” shall include any successor to the Employer’s business and/or assets (whether direct or indirect, by purchase of stock or assets, merger, consolidation, or otherwise) that executes and delivers the agreement provided for in this Section 9(f) or which otherwise become bound by the term and conditions of this Agreement by operation of law.

(g) This Agreement is governed by and shall be construed and enforced in accordance with Texas law (excluding choice-of-law principles that might call for the application of some other jurisdiction’s law) except with respect to Section 8, which is subject to the Federal Arbitration Act. You and the Firm (on behalf of itself and the other members of the Group) (i) agree that this Agreement is to be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties; (ii) submit and consent to the exclusive jurisdiction, including removal jurisdiction, of the state and federal courts located in Dallas County, Texas (or the county where the Firm’s principal executive offices are located if different) for any permitted action or proceeding relating to this Agreement or your employment; (iii) waive any objection to such venue; (iv) agree that any judgment in any such action or proceeding may be enforced in other jurisdictions; and (vi) irrevocably waive the right to trial by jury and agree not to ask for a jury in any such proceeding.

(h) Nothing in this Agreement, express or implied, is intended to or shall confer upon any person or entity other than the Employer, the Firm, the other members of the Group and you, and your and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

(i) Notwithstanding anything in this Agreement to the contrary, you agree (i) to abide by any compensation recovery, recoupment, anti-hedging, or other policy applicable to employees of the Group as may be in effect from time to time or as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations thereunder (“Dodd-Frank Act”), other applicable law, or the listing or other requirements of any stock exchange upon which any member of the Group’s securities are listed; and (ii) that the terms and conditions of this Agreement shall be deemed automatically amended as may be necessary from time to time to ensure compliance by you and this Agreement with such policies, the Dodd-Frank Act, other applicable law, or the listing or other requirements of any stock exchange upon which any member of the Group’s securities are listed. This provision shall survive the termination of your employment and this Agreement.

(j) Except as provided in Section 5(i) and in this Section 9(j), the parties agree that (i) no provision of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing and signed by you and by a duly authorized officer of the Employer or the Firm, and such waiver is set out in writing and

James G. Silk

December 31, 2019

signed by the party to be charged; and (ii) no waiver by a party or failure to enforce or insist on its or his rights under this Agreement shall constitute a waiver or abandonment of any such rights or defense to enforcement of such rights, and a waiver on one occasion shall not be deemed to be a waiver of the same or any other type of breach on a future occasion. Notwithstanding the previous sentence, the Employer may amend or modify this Agreement or the Restrictive Covenants Agreement in its sole discretion at any time without your further consent (X) in any manner necessary to comply with or reflect changes in applicable law and regulations, including the Dodd-Frank Act, or the listing or other requirements of any stock exchange upon which any member of the Group is listed and (Y) with respect to the Restrictive Covenants Agreement, to provide for less restrictive limitations as to time, geographic scope, or scope of activities to be restricted and, at the option of the Employer, such less restrictive limitations may apply only with respect to the enforcement of the Restrictive Covenants Agreement in certain jurisdictions specified in any such amendment. At the Employer’s request, you shall consent to any amendment referred to in the preceding sentence and shall execute and deliver to the Employer a counterpart signature page to such amendment.

(k) Every notice or other communication relating to this Agreement shall be in writing, and shall be mailed to or delivered to the party for whom or which it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided that unless and until some other address be so designated, all notices and communications by you to the Employer or the Firm shall be directed to the attention of the CEO of the Employer and mailed or delivered to the Employer at its principal executive office, and all notices and communications by the Employer to you may be given to you personally or may be mailed to you at your last known address, as reflected in the Employer’s records. Any notice so addressed shall be deemed to be given or received (i) if delivered by hand, on the date of such delivery, (ii) if mailed by courier or by overnight mail, on the first business day following the date of such mailing, and (iii) if mailed by registered or certified mail, on the third business day after the date of such mailing.

(l) The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof or affect the meaning or interpretation of this Agreement or of any term or provision hereof.

(m) This Agreement, together with the attached exhibits, constitutes the entire understanding and agreement of the parties regarding your employment. This Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings, and agreements between the parties relating to the subject matter of this Agreement.

(n) The termination of your employment and this Agreement for any reason shall not impair the rights or obligations of any party that have accrued prior to such termination or which by their nature or terms survive, including Sections 3, 5, 8 and the Restrictive Covenants Agreement.

James G. Silk

December 31, 2019

(o) This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual signature or by signature delivered by facsimile or by e-mail as a portable data format (.pdf) file or image file attachment.

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James G. Silk

December 31, 2019

We are enthusiastic and pleased that you are going to be a part of our organization. If you agree with the terms outlined in this letter, please acknowledge the same by signing this letter and returning it to my attention.

Sincerely,

THE BENEFICIENT COMPANY GROUP, (USA) L.L.C.

By:	/s/ Brad K. Heppner
Name:	Brad K. Heppner
Title:	Chief Executive Officer

Accepted by:

/s/ James G. Silk James G. Silk

Date: 12/31, 2019

EXHIBIT A

RESTRICTIVE COVENANTS AGREEMENT

EXHIBIT B

RESTRICTED EQUITY UNIT AWARD AGREEMENT

OF

THE BENEFICIENT COMPANY GROUP, L.P.

EXHIBIT C

FORM OF AWARD AGREEMENT

EXHIBIT D

SEPARATION AGREEMENT